Exhibit 10.1
                                                                    ------------

                      TERMINATION AND CONSULTING AGREEMENT


     This Termination and Consulting Agreement (this "Agreement") by and among Noranda Aluminum Holding Corporation ("Parent"), Noranda Aluminum, Inc. (the "Company"), and Richard Anderson (the "Consultant") is dated as of the 14th day of October, 2008.

     WHEREAS, the Consultant has faithfully served the Company and its affiliates for many years, including as Chief Financial Officer of the Company, and has considerable knowledge and experience with respect to the Company's operations; and

     WHEREAS, the Consultant and the Company have agreed that the Consultant will retire from active service with the Company and its affiliates as of October 31, 2008 (the "Date of Termination"); and

     WHEREAS, the Company and Parent have determined that it is in their best interests for the Consultant to provide his continued services and expertise to the Company and Parent following the Date of Termination and to ensure that the Consultant cannot perform services for a competitor of the Company, Parent and their respective affiliates, all on the terms and conditions set forth below;

     NOW, THEREFORE, it is hereby agreed as follows:

     1. Retirement from Employment; Severance Payments.

     (a) The Consultant hereby retires from his employment with the Company, effective as of close of business on the Date of Termination, and concurrently resigns from all offices and directorships he holds with the Company, Parent or any of their respective affiliates.

     (b) Subject to the Consultant's compliance with the terms of this Agreement, the Company agrees to provide the Consultant with the payments and benefits determined pursuant to Section 4 of, and Exhibit A to, the Noranda Aluminum, Inc. Senior Managers Severance Plan (the "Severance Plan") and such other benefits as provided in the letter set forth as Attachment B hereto, provided, that, as of the Date of Termination, the Consultant executes and, prior to the Revocation Date does not revoke, a release substantially in the form set forth on Attachment A hereto (the "Release"). The "Revocation Date" shall be the date that is eight (8) days after the date on which the Consultant signs the Release. The Consultant acknowledges and agrees that, except as expressly set forth in this Agreement and Attachment B hereto, he has no right to any payments or benefits under the Severance Plan, and expressly waives any rights under such plan.

     2. Consulting Services.

     (a) From the Date of Termination through May 18, 2012, or such earlier date as may be provided pursuant to Section 2(c) or (d) below (the "Consulting Term"), in consideration for the compensation provided for below, the Consultant shall make himself available to Parent and the Company, at mutually convenient times and places, for such consulting services as may be requested by them. The Consultant expressly agrees to render up to ten (10) hours of such services per calendar month during the Consulting Term, if so requested by Parent and the Company.

     (b) During the Consulting Term, the Company shall pay the Consultant a fee of two thousand dollars ($2,000.00) per month, payable monthly in advance (the "Fee"). Further, the Consultant shall be entitled to reimbursement for all reasonable expenses incurred by him in the performance of services hereunder, in accordance with the policies of Parent, the Company or their respective affiliates.

     (c) During the Consulting Term, any stock options previously granted to the Consultant under the Parent's Amended and Restated 2007 Long-Term Incentive Plan (the "LTIP") shall continue to vest in accordance with the terms of the LTIP and any applicable option award agreements and any post-termination exercise period applicable to any such options shall not commence until the termination of the Consulting Term (provided that such options shall in no event be exercisable beyond their original scheduled term). In consideration for the foregoing, the Consultant (i) agrees not to exercise any such stock options without the prior written consent of the Parent and (ii) acknowledges that any such attempted exercise shall be null and void and without effect, except that (x) in the event of a Tag-Along Transaction, the Consultant shall be permitted to exercise an amount of his then-vested options in order to permit him to fully participate in such Tag-Along Transaction on a proportionate basis with each of the Other Holders and (y) the Consultant may be required to exercise an amount or all of his then-vested options in the event of a Drag-Along Sale (all capitalized terms used in this sentence but not defined herein shall have the meanings ascribed to them in the Securityholders Agreement).

     (d) If the Consulting Term terminates for any reason, the Consultant shall not be required to render any further services and shall not be entitled to, nor shall the Company or Parent have any obligation to pay, any further portion of the Fee.

     (e) The Consultant's status during the Consulting Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind Parent or the Company in any respect. Except as provided above, the Consultant shall not be eligible for any additional compensation or benefits from Parent or the Company. Any payments made to the Consultant hereunder shall not be taken into account in computing the Consultant's salary or compensation for the purposes of determining any benefits or compensation under (a) any pension, retirement, life insurance or other benefit plan of the Company, Parent or any of their respective affiliates or (b) any agreement between the Company, Parent or any of their respective affiliates and the Consultant.

     (f) Notwithstanding anything to the contrary in the Amended and Restated Securityholders Agreement of Parent dated as of October 23, 2007 (the "Securityholders Agreement"), solely for purposes of Section 6 of the Securityholders Agreement, the Consultant's termination of employment shall be deemed to (i) occur on the final day of the Consulting Term and (ii) be a termination by Parent without Cause; provided, however, that if Parent or the Company terminate the Consulting Term with Cause or the Consultant terminates the Consulting Agreement for any reason, for purposes of Section 6 of the Securityholders Agreement, the Consultant's "termination of employment" shall be deemed to be a termination by Parent with Cause. For purposes of this Agreement, "Cause" shall mean: (i) the willful and continued failure of the Consultant to perform substantially the Consultant's duties under this Agreement (other than any such failure resulting from incapacity due to physical or mental illness),
(ii) the willful engagement by the Consultant in illegal conduct or gross misconduct which is injurious to the Parent or the Company, or (iii) a violation by the Consultant of the terms of Sections 3 through 4 of this Agreement.

     (g) All payments and other consideration made or provided to the Consultant under this Agreement shall be made or provided without withholding or deduction of any kind, and the Consultant shall assume sole responsibility for discharging all tax or other obligations associated therewith.

     3. Confidentiality. The Consultant shall hold in a fiduciary capacity for the benefit of Parent, the Company, and their respective affiliates (collectively, the "Affiliated Entities" and each such entity, including the Company and Parent, an "Affiliated Entity") all secret or confidential information, knowledge or data relating to any of the Affiliated Entities, and their respective businesses, which he obtained during his employment by the Affiliated Entities, and all such information, knowledge or data relating to the Affiliated Entities, and their respective businesses, which he obtains during his service as a consultant hereunder, and which shall not be or become public knowledge (other than by acts by the Consultant or representatives of the Consultant in violation of this Agreement). After termination of the Consulting Term, the Consultant shall not, without the prior written consent of Parent or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than Parent and those designated by it.

     4. Nonsolicitation; Non-Competition; Full Force and Effect. Notwithstanding anything herein or in the Securityholders Agreement to the contrary, the Consultant acknowledges and agrees that (i) his obligations and the Company's, Parent's and their respective affiliates' rights under Section 9 of the Securityholders Agreement shall remain in full force and effect, (ii) for the avoidance of doubt, and notwithstanding anything to the contrary in, and in no way in limitation of, such Section 9, such obligations and rights shall extend to, and prohibit, the Consultant's engagement, directly or indirectly, as an employee, consultant, director or service provider with any entity (or any affiliate of such entity regardless of whether such affiliate is engaged) that is engaged or could reasonably become engaged in the procurement, sale, production or brokering of aluminum metal and its key raw material inputs including, without limitation, bauxite, alumina, primary aluminum and related products, and rolled aluminum products and (iii) for purposes of such Section 9, the "Restricted Period" shall mean the period commencing on the Date of Termination and ending on the third anniversary thereof. Section 9 of the Securityholders Agreement (as modified by the immediately preceding sentence) is hereby incorporated into this Section 4 of this Agreement.

     5. Injunctive Relief. The Consultant acknowledges that the time, scope, geographic area and other provisions of Sections 3 and 4 of this Agreement (including, by incorporation, Section 9 of the Securityholders Agreement, as modified by Section 4 of this Agreement) (the "Covenants") have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. The Consultant acknowledges and agrees that the terms of the Covenants: (i) are reasonable in light of all of the circumstances,
(ii) are sufficiently limited to protect the legitimate interests of the Affiliated Entities, (iii) impose no undue hardship on the Consultant and (iv) are not injurious to the public. The Consultant further acknowledges and agrees that the Consultant's breach of the provisions of the Covenants will cause Parent and the Company irreparable harm, which cannot be adequately compensated by money damages, and that if Parent or the Company elects to prevent the Consultant from breaching such provisions by obtaining an injunction against the Consultant, there is a reasonable probability of Parent or the Company's eventual success on the merits. The Consultant consents and agrees that if the Consultant commits any such breach or threatens to commit any breach, Parent and/or the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to Parent and the Company for such breach, including the recovery of money damages. In the event that the Covenants shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

     6. Successors. This Agreement is personal to the Consultant and without the prior written consent of Parent shall not be assignable by the Consultant otherwise than by will or the laws of descent and distribution. Parent and the Company shall each require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of their respective businesses and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Parent or the Company (as applicable) would be required to perform it if no such succession had taken place. As used in this Agreement, "Parent" and the "Company" shall mean Parent and the Company, respectively, as hereinbefore defined and any successor to their respective businesses and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     7. Miscellaneous.

     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

     (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Consultant:
                  ---------------------

                  To the most recent address on file with the Company

                  If to Parent:
                  -------------

                  Noranda Aluminum Holding Corporation
                  801 Crescent Centre Drive
                  Suite 600
                  Franklin, TN  37067
                  Attention:  General Counsel

                  If to the Company:
                  ------------------

                  Noranda Aluminum Inc.
                  801 Crescent Centre Drive
                  Suite 600
                  Franklin, TN  37067
                  Attention:  Vice President, Legal & HR

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

     (c) The invalidity or unenforceability of any provision (or portion thereof) of this Agreement shall not affect the validity or enforceability of any other provision (or portion thereof) of this Agreement.

     (d) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the Consultant has hereunto set the Consultant's hand and, pursuant to the authorization from their respective Boards of Directors, Parent and the Company have each caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                                                        RICHARD ANDERSON
                                                        /s/ Richard Anderson
                                                        --------------------


                                                        NORANDA ALUMINUM HOLDING
                                                        CORPORATION

                                                        By /s/ Alan K. Brown
                                                           -----------------


                                                        NORANDA ALUMINUM, INC.

                                                        By /s/ Alan K. Brown
                                                           -----------------

                                  ATTACHMENT A
                                  ------------

                                 GENERAL RELEASE
                                 ---------------

     THIS RELEASE (the "Release") is entered into between Richard Anderson ("Consultant"), Noranda Aluminum Holding Corporation ("Parent") and Noranda Aluminum, Inc., a Delaware corporation ("Noranda"), for the benefit of Parent, Noranda and each of the Affiliated Entities (as defined in the Termination and Consulting Agreement, dated October 14, 2008, between Parent, Noranda and Consultant (the "Termination Agreement")). The entering into and non-revocation of this Release is a condition to Consultant's right to receive the payments under the Termination Agreement. Capitalized terms used and not defined herein shall have the meaning provided in the Termination Agreement.

     Accordingly, Consultant, Parent and Noranda agree as follows.

     1. In consideration for the payments and other benefits provided to Consultant by the Termination Agreement, to which Consultant is not otherwise entitled, and the sufficiency of which Consultant acknowledges, Consultant represents and agrees, as follows:

     (a) Consultant, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively "Releasers"), hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue Parent, Noranda or any Affiliated Entity or any of its or their subsidiaries, divisions, affiliates and related entities and their respective current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, representatives, agents, servants, successors and assigns and all persons acting by, through or under or in concert with any of them (collectively "Releasees"), from all rights and liabilities up to and including the date of this Release arising under or relating to the Termination Agreement and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local employment statute, law, order or ordinance, including any rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. ss. 621 et seq. ("ADEA"), the laws of Tennessee, including the Tennessee Fair Employment Practices Law (prohibits employment discrimination based on race, creed, color, religion, sex, national origin or age) (Tenn. Code Rev. Ann. ss. 4-21-101 et seq.), Tennessee Handicap Discrimination Law (Tenn. Code Rev. Ann. ss.8-50-103 et seq.), Whistle Blower Protection (Tenn. Code Rev. Ann. ss. 50-1-304(a) to (g), as amended by Ch. 511,
L. 2000, effective July 1, 2000), miscellaneous Tennessee wage provisions (Tenn. Code Rev. Ann. ss. 50-2-102; et seq.), Tennessee Equal Pay Law (Tenn. Code Rev. Ann. ss. 50-2-202 et seq.), and Worker' Compensation Retaliation (Tenn. Code Rev. Ann. ss. 50-6-114), or any other federal, state or municipal ordinance relating to discrimination in employment; provided, however, that nothing in this paragraph shall be construed to limit the ability of either party to sue for any act or omission which occurs subsequent to termination of the employment relationship as it relates to the ADEA. Nothing contained herein shall restrict the parties' rights to enforce the terms of this Release.

     (b) To the maximum extent permitted by law, Consultant agrees that he has not filed, nor will he ever file, a lawsuit asserting any claims which are released by this Release, or to accept any benefit from any lawsuit which might be filed by another person or government entity based in whole or in part on any event, act, or omission which is the subject of this Release.

     (c) This Release specifically excludes any claim for vested benefits to which the Consultant may be entitled under the Aluminum Group Retirement Plan, the Noranda Aluminum Group Savings Plan, the Noranda Aluminum, Inc. Management Supplemental Benefit Plan, and the Noranda Aluminum, Inc. and Participating Subsidiaries Non-Qualified Deferred Compensation Plan, any welfare plan of Parent, Noranda or any Affiliated Entity in which the Consultant participates (the "Noranda Plans") or by application of any federal or state law providing for the continuation of welfare benefits, including but not limited to, continued coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, or any state insurance conversion requirements. The Consultant's entitlement to benefits under the Noranda Plans shall be determined in accordance with the provisions of those Plans. This Release also specifically excludes the Consultant's indemnification as an officer and employee of Parent, Noranda or any Affiliated Entity.

     (d) This Release specifically excludes any claim or obligation under the Termination Agreement.

     (e) Consultant represents that he is not aware of any facts or circumstances that would give rise, based on his actions, to any claims or lawsuits against Parent, Noranda or any Affiliated Entity.

     (f) The parties agree that this Release shall not affect the rights and responsibilities of the US Equal Employment Opportunity Commission (hereinafter "EEOC") to enforce ADEA and other laws. In addition, the parties agree that this Release shall not be used to justify interfering with the Consultant's protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The parties further agree that the Consultant knowingly and voluntarily waives all rights or claims (that arose prior to the Consultant's execution of this Release) the Releasers may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys' fees, experts' fees) as a consequence of any investigation or proceeding conducted by the EEOC.

     2. The Consultant acknowledges that Parent and Noranda has specifically advised him of the right to seek the advice of an attorney concerning the terms and conditions of this Release. The Consultant further acknowledges that he has been furnished with a copy of this Release, and he has been afforded twenty-one
(21) days in which to consider the terms and conditions set forth above prior to this Release. By executing this Release, the Consultant affirmatively states that he has had sufficient and reasonable time to review this Release and to consult with an attorney concerning his legal rights prior to the final execution of this Release. The Consultant further agrees that he has carefully read this Release and fully understands its terms. The Consultant understands that he may revoke this Release within seven (7) days after signing this Release. Revocation of this Release must be made in writing and must be received by Alan Brown, Vice President, Legal and Human Resources, Noranda Aluminum, Inc., 801 Crescent Centre Drive, Suite 600, Franklin, TN 37067 within the time period set forth above.

     3. This Release will be governed by and construed in accordance with the laws of the state of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of Delaware to be applied. In furtherance of the foregoing, the internal law of the state of Delaware will control the interpretation and construction of this agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. The provisions of this Release are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Release shall become effective and enforceable on the eighth day following its execution by Consultant, provided he does not exercise his right of revocation as described above. If Consultant fails to sign this Release or revokes his signature, this Release will be without force or effect, and Consultant shall not be entitled to the payments described in Sections 1(b) and 2 of the Termination Agreement.

     I, RICHARD ANDERSON, HAVING READ THE FOREGOING RELEASE, UNDERSTANDING ITS CONTENT AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL OF MY CHOICE, DO HEREBY KNOWINGLY AND VOLUNTARILY SIGN THIS AGREEMENT, THEREBY WAIVING AND RELEASING MY CLAIMS, ON OCTOBER 14, 2008.


                                                            /s/ Richard Anderson
                                                            --------------------
                                                            RICHARD ANDERSON

                                  ATTACHMENT B
                                  ------------



October 8, 2008




                  NOTICE OF TERMINATION OF EMPLOYMENT



Richard Anderson
9362 Smithson Lane
Brentwood, TN  37027

Dear Rick,

This letter will confirm our previous conversations in which we discussed the fact that your employment with the company will be terminated. This letter outlines the terms and conditions of your termination.

Notice Period

The Notice Period began with the date of notification of your employment termination (Friday October 3, 2008) and ends with the last day of the month. Therefore, your effective termination date will be October 31, 2008. After October 31, 2008 you are not required to report to work regularly. Through the notice period you will continue to receive your regular salary and benefits.

Severance
---------

In consideration of your position and service, an additional termination payment equivalent to 104 weeks of pay less that which was paid during the Notice Period will be made to you. Payment of these monies ($445,650) is conditional upon you signing the Termination and Consulting Agreement and General Release. Payments of severance and pay in lieu of notice will be subject to appropriate tax withholdings.

The terms and conditions for payment of the severance benefit are fully described in the attached Plan Document. Nevertheless, let me call to your attention three important features of the Plan:

          Your total severance benefit of $463,476 includes your pay during the notice period, and

          Severance benefits payments subsequent to the notice period will be paid (a) as salary continuance for the remainder of the 2008 year, and
          (b) the remainder will be paid in a lump sum payment on or about January 15, 2009, and

          Your eligibility for severance benefits is conditioned upon your execution of the Termination and Consulting Agreement and General Release in the term and within the time frame specified by the Plan Administrator.

Vacation
--------

 Any unused annual vacation earned for 2008 will be paid to you on the first pay following the termination date.


Incentive Pay
-------------

You will be eligible for incentive pay on a pro-rata basis according to your active service in 2008 and based on the terms of the 2008 Incentive Plan. Such payment will be made to you at the time when such payments are normally paid to active employees. Payment of these monies is also conditional upon signing the Agreement and Release.

Benefit Plans
-------------

Other than Long Term Disability, your participation in the US Benefits Program, including life, medical, 401(k), pension, deferred compensation and other coverages, will continue until October 31, 2008. Long Term Disability coverage will cease on your last day in the office. Further information regarding your rights under the U.S. benefit programs will be included in a letter to be provided to you by the benefits department within the next 14 days.

COBRA Coverage
--------------

If you choose to elect COBRA coverage pursuant to the Noranda Group Medical Plan, and provided that you execute the attached Separation Agreement and General Release, Noranda agrees to reimburse you for the cost of such COBRA coverage for the period beginning November 1, 2008 and continuing for 18 months or until you terminate your COBRA coverage, if earlier. Currently, based on your 2008 plan election, this amount will be $497.77/month.

Company Automobile
------------------

You may continue to operate your company vehicle until the lease expiration in May 2009.

During the period in which you continue to operate the vehicle, as described above, the company will continue to reimburse you for the cost of normal maintenance and repairs and licensing and registration fees. In addition, the company will continue to provide insurance coverage under the same terms and conditions as existed when you were actively employed. At the end of the period of operation of the vehicle, as described above, you may elect to purchase the vehicle at its book value.

Company Equipment, Material and Files
-------------------------------------

You currently have a company cellular phone and cellular phone service and/or a PDA. Please make arrangements with Alan Brown to return your company cellular phone and laptop computer to the company not later than October 31, 2008.

Access to e-mail, the Noranda network and voicemail will cease when you return the equipment described above but in no event later than October 31, 2008. Please return security passes, credit cards, and any other company materials and equipment that you have in your possession not later than October 31, 2008.

Expense Reports
---------------

Please submit any outstanding expense reports to Kip Smith by November 15, 2008.


Release Requirement
-------------------

Please review this letter and return a completed, signed copy of the attached Termination and Consulting Agreement and General Release to the Vice President Human Resources, Noranda Aluminum prior to October 29, 2008. If this Release is not executed and returned within the specified time, and if the Company has not agreed, in writing, to extend the date for return, then the Company will pay to you any amounts as required by applicable statutes and regulations and may at its sole discretion revoke, in writing, any other terms and conditions of compensation in excess of that required by said statutes and regulations.

Should you have any question about the contents of this letter or the attached Exhibits please direct them to Alan Brown.

Thank you for your service to Noranda Aluminum.

I wish you the best in all your future endeavors.

Very truly yours,




Kip Smith
President and CEO
Noranda Aluminum, Inc.